EX-99.IND PUB ACCT

CHANGE IN THE REGISTRANT’S INDEPENDENT PUBLIC ACCOUNTANT

On February 18, 2021, the Audit Committee of the Board of Trustees approved the engagement of Cohen & Company, Ltd. ("Cohen") to serve as the independent registered public accounting firm for each Fund for the fiscal year ending June 30, 2021, in replacement of Ernst & Young LLP ("EY") which served previously as the independent registered public accounting firm for the Funds. Having been notified of the Audit Committee's intention to make this change, EY resigned as the independent registered public accounting firm of the Funds, effective as of the close of business on January 19, 2021.

The reports of EY on the financial statements of the Funds as of and for the fiscal years ended June 30, 2019 and June 30, 2020 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During such fiscal years, and during the subsequent interim period ended January 19, 2021: (i) there were no disagreements between the registrant and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of any of the Funds for such years or interim period; and (ii) there were no "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the fiscal years of the Funds ended June 30, 2019 and June 30, 2020, and during the subsequent interim period ended February 18, 2021, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds' financial statements, or any matter that was either: (i) the subject of a "disagreement," as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) a "reportable event," as defined in Item 304(a)(1)(v) of Regulation S-K.

The registrant requested that EY furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not EY agrees with the above statements. A copy of the letter from EY to the Securities and Exchange Commission is filed as an exhibit hereto.

EXHIBIT TO EX-99.IND PUB ACCT OF FORM N-CSRS

January 29, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

To whom it may concern:

We have read EX-99 of Form N-CSRS of the Hussman Investment Trust for the December 31, 2020 semi-annual filing and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP